UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2013

SEALED AIR CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12139	65-0654331
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Riverfront Boulevard Elmwood Park, New Jersey	07407
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 201-791-7600

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 28, 2013, the Organization and Compensation Committee of the Board of Directors (the “O&C Committee”) of Sealed Air Corporation (the “Company”) approved new compensation arrangements for William V. Hickey, its executive Chairman of the Board and former Chief Executive Officer. Mr. Hickey will resign from his executive Chairman position and his employment with the Company immediately preceding the 2013 Annual Meeting of Stockholders.

Under such arrangements Mr. Hickey will receive cash compensation equal to $185,000 for 2013 for his service as Chief Executive Officer for the first two months of 2013 and as executive Chairman for the first five months of 2013. This represents an annual base salary rate of $100,000 pro-rated for January and February 2013, and an annual base salary rate of $675,000 pro-rated for the period of March through May 2013. Additionally, Mr. Hickey was granted a 2013 performance share unit award with a target equal to $2,196,000. The performance goals applicable to this award will be the same as those applicable to the other executive officers and senior executives of the Company and will be disclosed in the Company’s proxy statement for its 2013 Annual Meeting of Stockholders.

The O&C Committee also approved that Mr. Hickey’s 2011 performance share unit award will continue to vest in accordance with its original vesting schedule without any pro rata adjustment due to his retirement in May 2013 but subject to the applicable performance conditions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SEALED AIR CORPORATION

	By:	H. Katherine White
	Name:	H. Katherine White
	Title:	Vice President, General Counsel & Secretary

Dated: March 5, 2013